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                                                                   EXHIBIT 10.13

                          FOURTH AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


          Fourth Amended and Restated Employment Agreement, dated as of June 1, 1995, between INTEREP NATIONAL RADIO SALES, INC., a New York corporation (the "Company"), and RALPH C. GUILD ("Guild").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, the Company and Guild are parties to an Employment Agreement, dated as of August 1, 1986, as amended and restated as of August 1, 1987, January 1, 1989 and January 1, 1991 (as so amended and restated, the "Original Agreement"); and

          WHEREAS, the Company and Guild wish to amend and restate the Original Agreement in order to extend the term of the Original Agreement and to make certain other changes;

          NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties agree that the Original Agreement is amended and restated as follows:

          1.   EMPLOYMENT.

          (a) TERM. Subject to the terms and conditions of this Agreement, the Company employs Guild, and Guild agrees to serve, as Chairman of the Board and Chief Executive Officer of the Company for a term commencing on the date hereof and ending May 31, 2000, unless extended as provided in the following sentence (the "Term"). On June 1, 1998 and each following June 1 during the Term, the Term shall automatically be extended for one additional year, unless the Company or Guild notified the other on or before the immediately preceding May 1 that the Term is not to be so extended. For example, (i) if no such notice is given on May 1, 1998, the Term would automatically be extended by one year and would end on May 31, 2001 or (ii) if such notice is given by the Company on May 1, 1998, the Term would end on May 31, 2000 and the Consulting Period (as defined in Section 1(c)) would begin on the following day.

          (b) DUTIES. Guild shall report directly to the Board of Directors of the Company. The Company shall use its best efforts to cause Guild to be elected a director of the Company at all times during the Term. Guild shall perform his duties to the best of his ability and shall devote a reasonable portion of his time, energies and skills to such duties, subject to the understanding that he has various investments and participates in other business ventures and activities which may, from time to time, require his attention, but which shall not interfere with the performance of his duties to the Company. It is further understood that such other investments, ventures and activities may include radio stations that may compete in the same markets as radio stations which are clients of the Company. Guild may perform his duties at the offices of the Company or at such other locations as he reasonably deems appropriate.
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          (c) CONSULTING.  If the Company gives Guild notice pursuant to Section
1(a) that the Term of this Agreement is not to be extended, the Company shall retain Guild as a consultant for a period of two years beginning on the day after the last day of the Term (the "Consulting Period"). During the Consulting Period, Guild shall provide the Company with such advice, assistance and services regarding any aspect of the Company's business and affairs as the Company and Guild shall from time to time agree. During the Consulting Period, the Company shall pay Guild annual consulting fees in an amount equal to Guild's base salary under Section 2(a) in effect at the end of the Term, the Company shall provide him with the health, hospitalization and welfare benefits referred to in Section 3 and the provisions of Section 4 (other than those respecting vacations) shall apply. The Company shall pay such consulting fees to Guild in equal semi-monthly installments or, if Guild requests the Company in writing at any time, the Company shall pay to Guild an amount equal to the total consulting fees payable during the Consulting Period (or then remaining balance thereof) discounted at the discount rate (as defined in Section 7(b)) to present value as of the date of such request. Any such accelerated payment shall not relieve
Guild of his obligation to perform the consulting services contemplated by this
Section 1(c).

          2.   COMPENSATION.

          (a) BASE SALARY. During the Term, the Company shall pay Guild a base salary of not less than $925,000 per year ("base salary"), payable in equal semi-monthly installments; provided, however, that the Company and Guild
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may from time to time agree on different payment schedules, which may involve the payment of portions of such annual salary (not to exceed $175,000 at any one time) in advance to assist Guild, for example, in making life insurance premium payments. The foregoing shall not preclude Guild from receiving salary increases or awards of bonuses, incentive or other types of additional compensation (in addition to the bonus compensation described in Section 2(b)) which the Company in its sole discretion may wish to pay.

          (b) INCENTIVE BONUS. In addition to his base salary, Guild shall be entitled to receive a minimum incentive bonus ("incentive bonus") in respect of each year during the Term, based on the Company's performance and calculated as follows. If the Company achieves 1995 EBITDA in excess of its 1994 EBITDA, Guild shall be entitled to a bonus in respect of fiscal 1995 equal to a percentage of his 1995 base salary, which percentage shall be equal to two times the percentage increase of 1995 EBITDA over 1994 EBITDA. Thereafter, for each fiscal year of the Company for which EBITDA exceeds EBITDA for the prior year, Guild shall similarly be entitled to an incentive bonus equal to a percentage of his base salary for such year, which percentage shall be equal to two times the percentage increase of EBITDA for such year over the higher of (i) EBITDA for the prior year and (ii) the highest EBITDA for any prior year back to 1994. All incentive bonus amounts payable hereunder shall be paid within 30 days following the Company's determination thereof, which shall be not later than 30 days following the delivery to the Company of audited financials for the year in respect of which the determination is made. "EBITDA" means the Company's operating income, plus depreciation, amortization and other non-cash items, including non-cash rent and compensation expense, plus payments made pursuant to this Section

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2(b), as derived based on the Company's audited financials for the fiscal year in respect of which it is determined.

          3. BENEFIT PLANS. Guild shall be entitled to participate in all employee fringe benefit plans and policies that the Company may make available to, or have in effect for, its senior executives from time to time, including, without limitation, health, hospitalization and welfare benefits, pension, profit-sharing and similar plans, stock option, incentive compensation, savings, investment, retirement and supplemental benefit plans, in each case subject to the eligibility and other provisions of any such plan or policy. Nothing in this
Section 3 shall require the Company to institute or make available to Guild any particular benefit plan or policy.

          4. EXPENSES; VACATIONS; FACILITIES. Guild shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with the performance of his duties and in accordance with the customary practice of the Company. The Company shall reimburse Guild for any such expenses paid by him. Whenever Guild is required to travel in connection with his duties, he may arrange for his wife to accompany him and for the Company to reimburse him for the related cost. During each 12-month period during the Term, Guild shall be entitled to paid vacation in accordance with his status and the policies of the Company regarding paid vacation time for its senior executives. The Company shall provide Guild with all reasonable facilities necessary for the performance of his duties hereunder and suitable to his position.

          5. TEMPORARY DISABILITY. If, during the Term, Guild becomes disabled, through illness or otherwise, from performing his duties hereunder, he shall be entitled to a leave of absence for up to six consecutive months. The Company shall continue to pay Guild's compensation during any such leave of absence. If such disability continues beyond such period, it shall be deemed to be a permanent disability subject to the provisions of Sections 6(b) and 7(a).

          6.   RIGHTS OF TERMINATION.

          (a) TERMINATION FOR CAUSE BY THE COMPANY. The Company shall have the right to terminate Guild's employment forthwith for cause, limited to (i) an action by Guild involving willful malfeasance or gross negligence or (ii) Guild's incapacity to perform the duties called for under this Agreement by reason of the abuse of alcohol or drugs.

          (b) PERMANENT DISABILITY; DEATH. If Guild is disabled through illness or other wise from performing his duties hereunder for a period in excess of six consecutive months, so that such disability is deemed to be a permanent disability under Section 5, the Company shall have the option, exercisable on written notice to Guild and only so long as such disability continues, to terminate his employment under this Agreement. Any such termination shall be effective as of the end of the month in which such written notice is given to Guild. If Guild dies, the Term shall end on the date of his death.

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          (c) TERMINATION FOR CAUSE BY GUILD.  Guild shall have the right, exercisable within six months after the occurrence of any of the following events, to terminate his employment under this Agreement on delivery of 30 days' written notice thereof to the Company:

               (i) if the Company violates this Agreement in any material respect, and such violation is not cured within 15 days of Guild's written notice thereof to the Company;

               (ii) if Guild is not re-elected or re-appointed to the offices of Chairman of the Board and Chief Executive Officer, other than by his own choice, by reason of his permanent disability, or is removed from such offices, other than for reasons justifying termination by the Company under
     Section 6(a);

               (iii) if Guild ceases to be a member of the Board of Directors of the Company, other than by his own choice, by reason of his permanent disability or for reasons justifying termination under Section 6(a); or

               (iv) in the event of a change of control of the Board of Directors of the Company as a result of (A) a contest for the control of the Company, (B) the consolidation of the Company with, or merger of the Company into, any other corporation, (C) the acquisition of the Company, of a controlling interest in the Company or of all or substantially all of the assets of the Company by another person, or (D) the cessation of the corporate existence of the Company or failure to continue such existence in full force and effect as a result of any circumstances.

          7.   EFFECTS OF TERMINATION.

          (a) TERMINATION FOR PERMANENT DISABILITY. If Guild's employment terminates under Section 6(b) on account of Guild's permanent disability, the Company shall continue to pay (or cause to be paid) to Guild, for the remainder of the Term (the "Remainder Term"), in equal semi-monthly installments, 75% of his then current salary, less the aggregate amount of all income disability benefits which he may receive or to which he may be entitled for such period by reason of (i) any group health insurance plan which is intended to function as a salary replacement plan, (ii) any applicable compulsory state disability law,
(iii) the Federal Social Security Act, (iv) any applicable workmen's compensation law or similar law and (v) any disability plan to which the Company or any of its affiliates has contributed or for which it has made payroll deductions, other than those which reimburse for actual medical expenses.

          (b) PAYMENT ON TERMINATION BY REASON OF DEATH OR BY GUILD FOR CAUSE. If Guild dies during the Term or the Remainder Term, or if Guild elects to terminate his employment hereunder pursuant to Section 6(c), (i) the Company shall continue to pay (or cause to be paid) to Guild or his designated beneficiary (or, if no beneficiary has been designated, his estate), for the Remainder Term, in equal semi-monthly installments, the base salary that would have been payable to Guild during the Remainder Term pursuant to Section 2(a) had Guild's employment not been

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terminated, and (ii) after the Remainder Term, if Guild elected to terminate his employment hereunder pursuant to Section 6(c), the Company shall also pay during the Consulting Period the consulting fees that would have been payable during the Consulting Period as if the Company had elected not to extend the Term pursuant to Section 1(a). If, however, Guild or his designated beneficiary or estate so requests the Company in writing at any time after Guild's election to terminate his employment pursuant to Section 6(c) or Guild's death, the Company shall pay to him or his designated beneficiary (or, if no beneficiary has been designated, his estate), an amount equal to the total base salary and, if applicable, consulting fees, otherwise owing pursuant to the preceding sentence, discounted at the Discount Rate (as defined below) to its present value as of the date of such request (the "Notice Date"). The Company shall pay such amount in a lump sum not later than 30 days after the Notice Date. "Discount Rate" means the yield to maturity, as determined on the Notice Date, on U.S. Treasury obligations having an original maturity comparable to the Remainder Term plus, if applicable, the Consulting Period. Guild may waive his right to receive all or part of any payment otherwise owing pursuant to this Section 7(b) by written notice to the Company and may also elect to receive a portion of any payments owing to him pursuant to this Section 7(b) on the installment basis referred to in the first sentence of this Section 7(b) and a portion on the lump sum basis referred to in the second sentence hereof.

          (c) GENERAL. Except as otherwise set forth herein, Guild's right to receive the base salary provided for in Section 2(a) shall cease on the effective date of any termination of his employment under Section 6, nor shall he have any right to any incentive bonus in respect of the year in which termination occurs, unless it occurs as of December 31 of such year.
Termination of Guild's employment under any provision of this Agreement shall not affect the right of Guild or his designated beneficiary or estate to receive benefits accrued to him through the date of such termination under this Agreement or any employee benefit plan of the Company in which he is then participating; provided, however, that the rights of Guild or his designated
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beneficiary or estate under any such plan and any termination of his participation thereunder shall be governed by the terms of such plans as then in effect. All payments and rights under Sections 7 (a) and 7(b) shall be in lieu of any other amounts Guild (or his estate) might be entitled to receive under this Agreement for any breach hereof by the Company. Payments under Sections 7(a) or 7(b) shall not affect Guild's right to receive any severance payments or other benefits to which he is entitled in accordance with the Company's policy. At Guild's request at any time prior to the termination of his employment hereunder, the Company shall provide him with such reasonable security as Guild shall reasonably request to secure payment of all amounts payable to him after such termination, such as a bank letter of credit, bond or security interest in a portion of the Company's assets.

          8. CONFIDENTIALITY. All information possessed by Guild relative to the activities of the Company which is of a secret or confidential nature, including business plans, sales or marketing data, financial data, developments and administrative procedures, is the property of the Company. Guild shall not, during the Term and any Remainder Term, disclose any such information to others not in the employ of the Company or its subsidiaries or use it for his benefit or that of any third party. Nothing herein shall prevent Guild, subsequent to the termination of his employment

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hereunder, from using and availing himself of his general skill, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of the business of the Company.

          9. NON-COMPETITION. During the Term, any Remainder Term with respect to which he is receiving payment hereunder and any Consulting Period, Guild shall not, anywhere in the United States of America, without the consent of the Board of Directors of the Company:

          (a) engage in any national radio sales representation business on behalf of any party other than the Company and its subsidiaries;

          (b) solicit business from or represent any client of the Company or any of its subsidiaries in connection with national radio sales representation; or

          (c) offer employment to or hire any employee of the Company or any of its subsidiaries.

          10. NOTICES. Any notice given by either party to the other shall be in writing and delivered by personal delivery or registered or certified mail, return receipt requested, addressed to Guild at his address of record with the Company, or to the Company at is principal office, as the case may be, or, in either case, at such other place as Guild or the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

          11. PRIOR AGREEMENTS; AMENDMENTS. This Agreement constitutes the entire agreement between the Company and Guild with regard to its subject matter and merges and supersedes any employment understandings or agreements which may have been previously made between the Company and Guild (other than the Supplemental Income Agreement, dated as of December 31, 1986 and amended as of June 18, 1993, and the Amendment and Extension of Option, dated January 1, 1991 and amended as of June 18, 1993), including, without limitation, the Original Agreement. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          12. PARTIES IN INTEREST. Neither this Agreement nor any rights or obligations hereunder may be assigned by one party without the consent of the other, except that this Agreement (a) shall be binding on and inure to the benefit of any successor of the Company whether by merger, consolidation, sale of assets or otherwise, and references to the Company shall be deemed to include any such successor, and (b) to the extent provided herein, shall be binding on and inure to the benefit of the estate, heirs, designated beneficiaries or personal representatives, if any, of Guild, and references to Guild shall be deemed to include such estate, heirs, designated beneficiaries or personal representatives. Any designation by Guild of a beneficiary to receive payments hereunder in the event of Guild's death or permanent disability, and any change in such designation, shall be made by written notice from Guild to the Company.

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          13.  SEVERABILITY.  If any provision of this Agreement is held invalid, illegal or unenforceable by a court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of Section 9, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve the Company's legitimate interests. If the provisions of Section 9 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

          14. MISCELLANEOUS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections are to the sections of this Agreement.

          15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and fully to be performed therein by residents thereof.

          16.  ARBITRATION.   Any dispute arising out of or relating to any
provision of this Agreement or to the parties' performance of any of their respective obligations hereunder shall be resolved before a single arbitrator chosen in accordance with the Rules of the American Arbitration Association as at the time in effect Florida. The arbitration shall take place in a major city in Florida designated by Guild and otherwise in accordance with such Rules.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                              INTEREP NATIONAL RADIO SALES, INC.



                              By /s/ Leslie D. Goldberg
                                ----------------------------------
                                     Leslie D. Goldberg, President



                                 /s/ Ralph C. Guild
                                ----------------------------------
                                     RALPH C. GUILD

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